EXHIBIT 99.1

April 9, 2026

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

Celebrating America’s Community Banks

April is Community Banking Month, highlighting the impact community banks make across the nation in driving local lending, supporting small businesses, strengthening economies and creating a solid financial foundation for millions of consumers.  Our robust, nationwide network of local lenders is distinct to the U.S., and a source of strength for the nation.  Community banks are both institutions on and institutions for Main Streets throughout the country, essential for communities to thrive.

The Federal Home Loan Banks, in turn, take great pride in serving as a trusted and reliable partner for America’s community banks, just as we are for our credit union, insurance company and CDFI members.  Across the FHLBank System, more than 95% of members are small, community-based institutions, and for many of these institutions, we provide their access point to the capital markets – and as our members know, each member, regardless of the size of the institution or its level of borrowing, gets the same access to and rate on our funding.  Our funding and liquidity flows through our members to their customers, becoming the mortgages that lead to homeownership, the small business loans that create jobs and the development funding that grows our country from the ground up.

The importance of our funding was clearly reflected in a recently released American Bankers Association survey on Liquidity and Collateralized Borrowing, which found that 91% of respondents – the majority of which were community banks with less than $10 billion in assets – identified FHLBank advances as the most frequently used collateralized borrowing source for daily liquidity.  Additionally, 98% of respondents reported accessing FHLBank funding over the past year for a range of purposes, from balance sheet management to support for their affordable housing, residential and small business lending efforts.  In addition to utilizing our funding for routine liquidity needs, nearly 40% of respondents noted using FHLBanks as a source of emergency liquidity – underscoring our role as the silent stabilizer of the U.S. financial system.

In celebrating Community Banking Month, the FHLBNY recognizes the importance of community banks to the fabric of the U.S. economy – the lenders that fuel economies and drive growth at the local level.  As the ABA survey results find, the FHLBanks are a key part of the community banking story.  In our role as the local lender’s local lender, the FHLBanks foster a resilient and diversified U.S. financial system that serves our continental economy, creating a global strategic advantage for the country.

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Our Partnership Empowers Communities

All of our members are crucial partners in our efforts to strengthen the communities we serve.  This is especially evident in our housing and community development programs, on which we partner with our members to get grant funding to where it is needed most.  Through these programs, our members have access to the tools that create opportunities for homeownership, grow local business activity and increase housing supply.  In 2025, we proudly worked alongside our members to deliver record levels of community support, all funded directly from our earnings.  This activity is reflected in our 2025 Affordable Housing Advisory Council Annual Report, which highlights our work throughout the past year to empower individuals, households and communities across our District and beyond.

Promoting Access to Mortgage Credit

On March 13, the Trump Administration issued the Executive Order Promoting Access to Mortgage Credit, which included several recommendations referencing the FHLBanks.  In considering ways in which FHLBank credit products can be deployed to an even greater effect in support of housing supply and affordability, the Executive Order recognizes the essential role of the FHLBanks and our foundational liquidity mission in supporting housing finance across the country.

As policymakers and regulators continue to focus on improving the availability and affordability of mortgage credit, the FHLBanks stand ready to continue to execute on our mission, providing the liquidity that keeps mortgage credit flowing and ensures that community lenders have the resources they need to serve local borrowers.

2026 FHLBNY Member Symposium

The Executive Order arrives at a timely moment for our cooperative, as it also made several recommendations related to increasing coordination between the FHLBanks and the Federal Reserve.  Our 2026 FHLBNY Member Symposium, which will be held on April 16, features Federal Reserve Bank of New York President John Williams as our keynote speaker.  Following his remarks, President Williams and I will sit down for a fireside chat.  At the FHLBNY, we are fortunate to have a very strong relationship with the Federal Reserve Bank of New York, built upon shared goals of ensuring stability in the market and the flow of liquidity to local lenders in all environments.  I look forward to speaking with President Williams on how we can further enhance our partnership to the benefit of America’s local lenders and the overall financial market.

Sincerely,

Randolph C. Snook

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms.  The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.  These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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